      							OMB Number	3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Gruber,   Jon,     D.,  50 Osgood Place, San Francisco, CA, 94133
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  Kushner Locke Company (KLOC)

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year 11/99______

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X_ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	_X_ Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
												SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 17 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/3/99_________

3.	Transaction Code (Instr. 8)

	Code	_____P______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,000__		(A) or (D)  ___A___		Price 3.92_________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/9/99_________

3.	Transaction Code (Instr. 8)

	Code	_____P______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __8,500_	(A) or (D)  ___A___		Price 4.19___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I________

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/10/99________

FORM 4 (continued)								Page 3 of 17 Pages

3.	Transaction Code (Instr. 8)

	Code	_____P______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount __14,000_	(A) or (D)  ___A___		Price 4.47___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______I________

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/15/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000_		(A) or (D)  ___A___		Price 4.36___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/16/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______		V	_____________

FORM 4 (continued)								Page 4 of 17 Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,500___		(A) or (D)  ___A___		Price 4.63__________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950__________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/16/99________

3.	Transaction Code (Instr. 8)

	Code	_____P______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 600__		(A) or (D)  ___A___		Price 4.42___________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950____________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/17/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 9,000___		(A) or (D)  ___A____		Price
4.40____________

FORM 4 (continued)								Page 5 of 17 Pages

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/17/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000__		(A) or (D)  ___A____		Price
4.50_______________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/18/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 16,000_		(A) or (D)  ___A____		Price
4.56____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

FORM 4 (continued)								Page 6 of 17 Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)   (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/19/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 60,600_		(A) or (D)  ___A____		Price
4.98____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/19/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3000___		(A) or (D)  ___A____		Price
4.60____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

FORM 4 (continued)								Page 7 of 17 Pages

2.	Transaction Date (Month/Day/Year)	11/22/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,400_		(A) or (D)  ___A____		Price
4.86____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/24/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 6,000___		(A) or (D)  ___A____		Price
4.50____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/26/99_______________

FORM 4 (continued)								Page 8 of 17 Pages

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,100___		(A) or (D)  ___A____		Price
4.50____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/26/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,000___		(A) or (D)  ___A____		Price
4.65____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/26/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

FORM 4 (continued)								Page 9 of 17 Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,000___		(A) or (D)  ___A____		Price
4.63____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/29/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 15,000___	(A) or (D)  ___A____		Price
4.50____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)(1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/30/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 4,500___		(A) or (D)  ___A____		Price
4.44____________

FORM 4 (continued)								Page 10 of 17 Pages

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)  (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/30/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,500___		(A) or (D)  ___A____		Price
4.50____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	1,653,950___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______I_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4) (1)(2)


1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/3/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 10,000___	(A) or (D)  ___A____		Price
3.92____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

FORM 4 (continued)								Page 11 of 17 Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/10/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 5,000___		(A) or (D)  ___A____		Price
4.47____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/15/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,100___		(A) or (D)  ___A____		Price
4.36____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

FORM 4 (continued)								Page 12 of 17 Pages

2.	Transaction Date (Month/Day/Year)	11/17/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000___		(A) or (D)  ___A____		Price
4.40____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/17/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 2,000___		(A) or (D)  ___A____		Price
4.50____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/18/99_______________

FORM 4 (continued)								Page 13 of 17 Pages

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,000___		(A) or (D)  ___A____		Price
4.56____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/19/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 3,500___		(A) or (D)  ___A____		Price
4.60____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/26/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

FORM 4 (continued)								Page 14 of 17 Pages

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 600___		(A) or (D)  ___A____		Price
4.65____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/26/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,000___		(A) or (D)  ___A____		Price
4.68____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/29/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,500___	(A) or (D)  ___A____		Price
4.50____________

FORM 4 (continued)								Page 15 of 17 Pages

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/30/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 1,500___		(A) or (D)  ___A____		Price
4.50____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

1.	Title of Security (Instr. 3) _____Common Stock_______________________

2.	Transaction Date (Month/Day/Year)	11/30/99_______________

3.	Transaction Code (Instr. 8)

	Code	_____P_______		V	_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 300___		(A) or (D)  ___A____		Price
4.42____________

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	222,600___________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  _______D_______

FORM 4 (continued)								Page 16 of 17 Pages

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	__________

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) ______________________________

2.	Conversion or Exercise Price of Derivative Security  _________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title __________________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
___________________________________________________________________________

FORM 4 (continued)								Page 17 of 17 Pages

Explanation of Responses:

(1) As manager of limited liability company that is a general partner of investment partnerships and an investment adviser for client accounts.

(2) The reporting person has only a pro rata interest in the securities with respect to which indirect beneficial ownership is reported and disclaims beneficial ownership of such securities except to the extent of the reporting person's pecuniary interest.

						Jon D. Gruber                      12/10/99__
							**Signature of Reporting Person   Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)



CSR\2217\006\1077067.01	12/10/1999 12:26